Exhibit 21.1

List of Subsidiaries

Subsidiary	Place of Incorporation
Nature Flooring (Europe) Company Limited	British Virgin Islands
Peru Forestry Management Co., Limited	Hong Kong
Swift Top Capital Resources Limited	Hong Kong
Parquet Nature (France) S.A.R.L.	France
Foshan City Linjia Technology Company Limited	PRC
Choi Chon Investment Company Limited	Macau
Peru Forestry Investments Co., Limited	Hong Kong
Peruvian Forestry Investments Co., Limited	Hong Kong
Double Castle Holdings Limited	Hong Kong
Jumbo Sources Holdings Limited	Hong Kong
One Talent Enterprises Limited	Hong Kong
Allied Kingdom Enterprises Limited	Hong Kong
Golden Vast Development Limited	Hong Kong
Stars Max Development Limited	Hong Kong
South American Wood S.A.C.	Peru
Grupo Maderero Amaz S.A.C.	Peru
Zhang Hermanos S.A.C.	Peru
E&T Forestal S.A.C.	Peru
Nuevo San Martin S.A.C.	Peru
Sepahua Tropical Forest S.A.C.	Peru
Maderera Industrial Isabelita S.A.C.	Peru
Saavedra Forest S.A.C.	Peru
Inversiones H.S.T. S.A.C.	Peru
Forestal Tuesta S.A.C.	Peru
Agro Forest A&J S.A.C.	Peru
Sanra Inversiones S.A.C.	Peru
Latinoamerican Forest S.A.C.	Peru